Exhibit 99.3








INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Real Property Investors-Four, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Four, L.P. (a limited partnership) as of November 30, 1997 and 1996, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1997. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Four, L.P. as of November 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying financial statements and financial statement schedules have been prepared assuming that Nooney Real Property Investors-Four, L.P. will continue as a going concern. As discussed in Note 1, the Partnership has suffered recurring losses from operations and is trying to sell Cobblestone Court Shopping Center at an adequate price to cover required obligations or refinance the debt maturing in 1998 which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP

January 9, 1998
(January 31, 1998 as to Note 3)
St. Louis, Missouri

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1997 AND 1996
--------------------------------------------------------------------------------


ASSETS                                                 1997           1996

CASH - Includes restricted cash of $36,855
  at November 30, 1997 and $172,378 at
  November 30, 1996 (Note 3)                      $    327,910   $    211,840

ACCOUNTS RECEIVABLE - No allowance for
  doubtful accounts considered necessary               111,353        199,357

PREPAID EXPENSES AND DEPOSITS                           27,772         56,679

INVESTMENT PROPERTY (Note 3):
  Land                                               1,013,858      1,013,858
  Buildings and improvements                        13,841,059     13,319,137
                                                  ------------   ------------

                                                    14,854,917     14,332,995
  Less accumulated depreciation                     (7,598,733)    (7,134,674)
                                                  ------------   ------------

                                                     7,256,184      7,198,321

  Investment property held for sale                  3,854,057      3,479,887
                                                  ------------   ------------

           Total investment property                11,110,241     10,678,208

DEFERRED EXPENSES - At amortized cost                   50,804         65,549
                                                  ------------   ------------

TOTAL                                             $ 11,628,080   $ 11,211,633
                                                  ============   ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses           $    364,345   $     86,951
  Refundable tenant deposits                            80,287         89,395
  Mortgage notes payable (Note 3)                   12,871,393     12,529,484
                                                  ------------   ------------

            Total liabilities                       13,316,025     12,705,830

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)             (1,687,945)    (1,494,197)
                                                  ------------   ------------

TOTAL                                             $ 11,628,080   $ 11,211,633
                                                  ============   ============


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                          1997          1996          1995

REVENUES:
  Rental and other income (Note 4)    $ 3,406,566   $ 3,505,163   $ 3,391,439
  Interest                                  5,626         7,669         3,587
                                      -----------   -----------   -----------

          Total revenues                3,412,192     3,512,832     3,395,026
                                      -----------   -----------   -----------

EXPENSES:
  Interest                              1,136,228     1,135,573     1,154,055
  Depreciation and amortization           480,851       497,315       649,135
  Real estate taxes                       459,618       457,460       442,140
  Payroll                                 264,786       256,960       262,816
  Repairs and maintenance                 270,225       267,239       257,091
  Property management fees -
   related party                          180,921       185,981       181,734
  Other operating expenses (includes
   $40,000 in each year to related
   party)                                 813,311       731,037       599,890
                                      -----------   -----------   -----------

          Total expenses                3,605,940     3,531,565     3,546,861
                                      -----------   -----------   -----------

NET LOSS                              $  (193,748)  $   (18,733)  $  (151,835)
                                      ===========   ===========   ===========

NET LOSS ALLOCATION:
  General partners                    $    (3,357)  $      (325)  $    (2,630)
  Limited partners                       (190,391)      (18,408)     (149,205)

LIMITED PARTNERSHIP DATA:
  Net loss per unit                   $    (14.07)  $     (1.36)  $    (11.03)
                                      ===========   ===========   ===========

  Weighted average limited
  partnership units outstanding            13,529        13,529        13,529
                                      ===========   ===========   ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                      Limited        General
                                      Partners       Partners        Total

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1994                  $(1,034,098)   $  (289,531)   $(1,323,629)

  Net loss                             (149,205)        (2,630)      (151,835)
                                    -----------    -----------    -----------

BALANCE (DEFICIENCY IN ASSETS)
  NOVEMBER 30, 1995                  (1,183,303)      (292,161)    (1,475,464)

  Net loss                              (18,408)          (325)       (18,733)
                                    -----------    -----------    -----------

BALANCE (DEFICIENCY IN ASSETS)
    NOVEMBER 30, 1996                (1,201,711)      (292,486)    (1,494,197)

  Net loss                             (190,391)        (3,357)      (193,748)
                                    -----------    -----------    -----------

BALANCE (DEFICIENCY IN ASSETS)
  NOVEMBER 30, 1997                 $(1,392,102)   $  (295,843)   $(1,687,945)
                                    ===========    ===========    ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                           1997          1996          1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                             $  (193,748)  $   (18,733)  $  (151,835)
  Adjustments to reconcile net loss
    to net cash provided by operating
    activities:
      Depreciation                         466,106       436,460       618,306
      Amortization of deferred expenses     14,745        60,855        30,829
      Changes in accounts affecting
      operations:
        Accounts receivable                 88,004       (12,988)      (63,625)
        Prepaid expenses and deposits       28,907        12,460       (33,490)
        Deferred expenses                     --         (40,708)      (19,234)
        Accounts payable and accrued
         expenses                          277,394        12,316      (224,565)
        Refundable tenant deposits          (9,108)       (5,703)        1,977
                                       -----------   -----------   -----------

         Net cash provided by operating
          activities                       672,300       443,959       158,363
                                       -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property    (898,139)     (408,706)     (153,607)
                                       -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage notes payable       (34,307)      (99,236)      (92,582)
  Additional borrowings on mortgage
   notes payable                           376,216          --            --
                                       -----------   -----------   -----------
         Net cash provided by (used in)
          financing activities             341,909       (99,236)      (92,582)
                                       -----------   -----------   -----------

NET INCREASE (DECREASE) IN CASH            116,070       (63,983)      (87,826)

CASH, BEGINNING OF YEAR                    211,840       275,823       363,649
                                       -----------   -----------   -----------

CASH, END OF YEAR                      $   327,910   $   211,840   $   275,823
                                       ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the
  year for interest                    $ 1,183,922   $ 1,087,879   $ 1,166,752
                                       ===========   ===========   ===========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


1.   BUSINESS

     Nooney Real Property Investors-Four, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri which generated 69% of rental and other income for the year ended November 30, 1997; and a retail shopping center located in Burnsville, Minnesota, a suburb of Minneapolis, which generated the remaining 31% of rental and other income for the year ended November 30, 1997.

     The accompanying financial statements for the Partnership have been presented on the basis that the Partnership will continue as a going concern, allowing for the realization of assets and the satisfaction of liabilities in the normal course of business. The uncertainty referred to in the following paragraph raises substantial doubt as to the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty.

     All debt on Cobblestone Court Shopping Center of $4,292,003 and the second mortgages on both properties of $324,285 mature February 1, 1998 (subsequently extended to October 31, 1998). The Partnership's management is presently attempting to sell Cobblestone Court Shopping Center, but is unable to predict when such a sale will occur or if such a sale will be finalized. If the Partnership is successful in selling the property, it expects to be in a position to fully payoff the first and second mortgage on the property. If the Partnership is unsuccessful in selling the property, it intends to negotiate with the mortgage lender to renew and restructure the debt or pursue refinancing with another lender. Until a sale occurs, or the mortgage lender decides to foreclose, the Partnership will continue to operate the property. If the sale were to occur, the Cobblestone Court second mortgage note payable requires the payment of a $100,000 loan purchase fee which is contingent upon the sale of the collateralized property. The fee would be paid out of the sale proceeds.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The corporate general partner is a 75%-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. The other individual general partners' spouse is a shareholder of Nooney Company. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $166,624, $185,981 and $181,734 for the years ended November 30, 1997, 1996 and 1995, respectively. Property management fees paid to Nooney, Inc. in 1997 were $14,296. Additionally, the Partnership paid Nooney Krombach Company $36,667 in 1997 and $40,000 in 1996 and 1995 as reimbursement for management services and indirect expenses in connection with the management of the Partnership. The Partnership paid Nooney, Inc. $3,333 in 1997 for these same reimbursement items.

     On October 31, 1997, Nooney Company sold its 75% interest in Nooney Capital Corp., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. The Partnership continues to pay management fees to Nooney, Inc.

     Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. Investment property that is currently held for sale is recorded at the lower of its net book value or net realizable value.

     Apartment buildings are depreciated over their estimated useful lives using the 125% declining balance method. All other buildings are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

     Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

     Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases.

     Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

     Pursuant to the terms of the Partnership Agreement, losses from operations and cash distributions are allocated l% to the individual general partners and the remainder pro rata to all general and limited partners based upon the relationship of original capital contributions.

     Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.   MORTGAGE NOTES PAYABLE

     Mortgage notes payable as of November 30, 1997 and 1996 and the related collateral book values consist of the following:

                                                           1997         1996

Cobblestone Court Shopping Center
---------------------------------
(Book value of $3,854,000 at November 30, 1997)
 8.53%, due in monthly interest only payments of
  $18,438 at LIBOR plus 2.75% (8.47% at November
  30, 1997) until February 1, 1998 when the entire
  principal balance is due.                            $ 2,602,432  $ 2,603,049

 Note payable to bank,  interest only due monthly
  at LIBOR plus 2.75% (8.47% at November 30, 1997)
  until February 1, 1998 when entire principal
  balance is due.                                        1,689,571    1,438,039

Woodhollow Apartments
---------------------
(Book value of $7,256,000 at November 30, 1997)
 9.125%, due in monthly payments of $70,170,
  consisting of both principal and interest,
  until August 2001 when remaining principal
  balance of $7,859,989 is due.                          8,255,105    8,276,961

Cobblestone Court Shopping Center and Woodhollow
Apartments
------------------------------------------------
 Note payable to bank, due in monthly principal
  payments of $1,000 plus interest at 1% over
  the bank's prime rate (8.5% at November 30, 1997)
  until February 1, 1998 when entire principal
  balance is due.                                          199,601      211,435

 Note payable to bank, interest only due monthly at
  LIBOR plus 2.75% (8.47% at November 30, 1997) until
  February 1, 1998, when entire principal  balance is
  due.                                                     124,684         --
                                                       -----------  -----------
    Total debt of above properties (total book value
     of $11,110,000 at November 30, 1997)              $12,871,393  $12,529,484
                                                       ===========  ===========

     In connection with the Cobblestone Court first mortgage refinancing, the partnership is required to establish a capital reserve account. Under the terms of the note, the partnership is required to deposit on a monthly basis all excess cash flow from the property as defined in the note. All withdrawals must be approved by the lender. As of November 30, 1997 and 1996 there were no excess cash flows.

     In July 1994, the 9.125% mortgage note payable was refinanced with the same lender. In connection with the refinancing, the partnership was required to establish a capital reserve escrow account to fund certain deferred maintenance including new siding, parking lot repairs and entry way renovations outlined in the escrow agreement. Under the terms of the agreement, the partnership is required to deposit on a monthly basis all net operating income as defined in the escrow agreement. Withdrawals may be made on a monthly basis only to fund the aforementioned repairs. Upon completion of the repairs, any funds remaining in the escrow account will be returned to the partnership. As of November 30, 1997 and 1996, $36,855 and $172,378, respectively, was being held in escrow accounts.

     On January 31, 1998, the holders of the two notes jointly collateralized by Woodhollow Apartments and Cobblestone Court Shopping Center and the notes on Cobblestone Court Shopping Center extended the due dates to October 31, 1998 at the same rate.

     The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

       1998                                                         $4,708,292
       1999                                                            100,759
       2000                                                            110,348
       2001                                                          7,951,994


     In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1997 and 1996 are summarized as follows:

                                        1997                      1996
                              ------------------------  -----------------------
                               Carrying    Estimated     Carrying    Estimated
                                Amount     Fair Value     Amount     Fair Value

       Mortgage notes payable $12,871,393  $12,968,000  $12,529,484  $12,608,000


     Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1997 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.   RENTAL REVENUES UNDER OPERATING LEASES

     Minimum future rental revenues under noncancelable operating leases on properties other than apartment buildings in effect as of November 30, 1997 are as follows:

       1998                                                        $   437,411
       1999                                                            354,756
       2000                                                            266,816
       2001                                                             46,083
                                                                   -----------
          Total                                                    $ 1,105,066
                                                                   ===========

     In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $387,000, $416,000 and $454,000 for the years ended November 30, 1997, 1996 and 1995, respectively. Contingent rentals were not significant for the years ended November 30, 1997, 1996 and 1995.

5.   FEDERAL INCOME TAX STATUS

     The general partners believe, based upon opinion of legal counsel, that Nooney Real Property Investors-Four, L.P. is considered a partnership for income tax purposes.

     Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

     The comparison of financial statement and income tax reporting is as follows:

                                                  Financial        Income
                                                  Statement         Tax

       1997:
        Net loss                                 $  (193,748)   $  (307,511)
        Partners' deficiency in assets            (1,687,945)    (6,503,186)

       1996:
        Net loss                                 $   (18,733)   $  (631,020)
        Partners' deficiency in assets            (1,494,197)    (6,195,675)

       1995:
        Net loss                                 $  (151,835)   $  (603,701)
        Partners' deficiency in assets            (1,475,464)    (5,564,655)

                                   * * * * * *


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------


The  reconciliation of partners' equity (deficiency in assets) between financial statements and income tax reporting is as follows:

                                                                                                         1997
                                                                                   -----------------------------------------------
                                                                                     Limited           General
                                                                                     Partners          Partners           Total
Balance (deficiency) per statement of partners' equity                             $ (1,392,102)     $  (295,843)    $ (1,687,945)

Add:
  Selling commissions and other offering costs not deductible for income tax
   purposes                                                                           1,732,907               -         1,732,907

  Prepaid rents included in income for income tax purposes                                3,985               70            4,055

  Writedown of investment property not recognized for income tax purposes             1,045,565           18,435        1,064,000
                                                                                   ------------      -----------     ------------

                                                                                      1,390,355         (277,338)       1,113,017


Less:
  Excess depreciation deducted for income tax purposes                                7,395,960          201,166        7,597,126

  Rent concessions not recognized for income tax purposes                                   190                2              192

  Insurance premiums deducted for income tax purposes                                    18,558              327           18,885
                                                                                   ------------      ------------    ------------

Balance (deficiency) per tax return                                                $ (6,024,353)     $  (478,833)    $ (6,503,186)
                                                                                   ============      ============    ============


                                                                                                         1996
                                                                                   -----------------------------------------------
                                                                                     Limited           General
                                                                                     Partners          Partners           Total

Balance (deficiency) per statement of partners' equity                             $ (1,201,711)     $  (292,486)    $ (1,494,197)

Add:
  Selling commissions and other offering costs not deductible for income tax
   purposes                                                                           1,732,907               -         1,732,907

  Prepaid rents included in income for income tax purposes                                9,911              174           10,085

  Writedown of investment property not recognized for income tax purposes             1,045,565           18,435        1,064,000
                                                                                   ------------      -----------     ------------

                                                                                      1,586,672         (273,877)       1,312,795


Less:
  Excess depreciation deducted for income tax purposes                                7,289,299          199,285        7,488,584

  Rent concessions not recognized for income tax purposes                                 1,508               27            1,535

  Insurance premiums deducted for income tax purposes                                    18,034              317           18,351
                                                                                   ------------      ------------    ------------

Balance (deficiency) per tax return                                                $ (5,722,169)     $  (473,506)    $ (6,195,675)
                                                                                   ============      ============    ============


                                                                                                         1995
                                                                                   -----------------------------------------------
                                                                                     Limited           General
                                                                                     Partners          Partners           Total

Balance (deficiency) per statement of partners' equity                             $ (1,183,303))    $ (292,161)     $ (1,475,464)

Add:
  Selling commissions and other offering costs not deductible for income tax
   purposes                                                                           1,732,907               -         1,732,907

  Prepaid rents included in income for income tax purposes                               11,068              195           11,263

  Writedown of investment property not recognized for income tax purposes             1,045,565           18,435        1,064,000
                                                                                   ------------      -----------     ------------

                                                                                      1,606,237         (273,531)       1,332,706


Less:
  Excess depreciation deducted for income tax purposes                                6,678,466          188,532        6,866,998

  Rent concessions not recognized for income tax purposes                                 3,523               62            3,585

  Insurance premiums deducted for income tax purposes                                    26,314              464           26,778
                                                                                   ------------      ------------    ------------

Balance (deficiency) per tax return                                                $ (5,102,066)     $  (462,589)    $ (5,564,655)
                                                                                   ============      ============    ============


                                                               -30-


NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III- REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1997
------------------------------------------------------------------------------------------------------------------------------------


                   Column A                                            Column B                         Column C
                   --------                                            --------                         --------

                                                                                               Initial Cost to Partnership
                                                                                      --------------------------------------------
                                                                                                      Buildings and
                  Description                                         Encumbrances         Land       Improvements        Total
Cobblestone Court Shopping Center, Burnsville, Minnesota              $  4,292,003    $  1,205,378    $  4,676,940    $  5,882,318

Woodhollow Apartments, St. Louis, Missouri                               8,255,105       1,013,858      11,651,289      12,665,147

Both properties                                                            324,285              -               -               -
                                                                      ------------    ------------    ------------    ------------

            Total                                                     $ 12,871,393    $  2,219,236    $ 16,328,229    $ 18,547,465
                                                                      ============    ============    ============    ============

                                                                       Column D                         Column E
                                                                       --------                         --------
                                                                         Costs                     Gross Amount at Which
                                                                      Capitalized               Carried at Close of Period
                                                                       Subsequent     --------------------------------------------
                                                                           to                         Buildings and
                  Description                                          Acquisition         Land        Improvements        Total
Cobblestone Court Shopping Center, Burnsville, Minnesota              $    657,789(1) $  1,205,378    $  5,334,729    $ 6,540,107(2)

Woodhollow Apartments, St. Louis, Missouri                               2,189,770(1)    1,013,858      13,841,059     14,854,917

Both properties                                                                 -               -               -              -
                                                                      ------------    ------------    ------------    -----------

            Total                                                     $  2,847,559    $  2,219,236    $ 19,175,788    $21,395,024
                                                                      ============    ============    ============    ===========

                                                                        Column F       Column G      Column H        Column I
                                                                      ---------------------------   --------- ---------------------
                                                                                                                   Life on Which
                                                                                                                    Depreciation
                                                                       Accumulated      Date of        Date      in Latest Income
                                                                       Depreciation   Construction   Acquired  Statement is Computed
Cobblestone Court Shopping Center, Burnsville, Minnesota               $  2,686,050(2)    1980       2/16/82         30 yrs.

Woodhollow Apartments, St. Louis, Missouri                                7,598,733    1971-1972     7/28/82         30 yrs.
                                                                       ------------

          Total                                                        $ 10,284,783
                                                                       ============

(1) Amount is net of the following building writedowns to reflect the minimum recoverable value to the Partnership:

      Cobblestone Court                                                $    489,000
      Woodhollow Apartments                                                 575,000

(2) Amount is shown net in the financial statements $(3,854,057).


                                                                                                                         (Continued)

                                                                -31-




NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------------------


                                                       1997            1996            1995
(A) Reconciliation of amounts in Column E:

        Balance at beginning of period            $ 20,556,298    $ 20,150,890    $ 20,036,471

        Add - Cost of improvements                     898,139         408,706         153,607

        Less - Cost of disposals                       (59,413)         (3,298)        (39,188)
                                                  ------------    ------------    ------------

        Balance at end of period                  $ 21,395,024    $ 20,556,298    $ 20,150,890
                                                  ============    ============    ============

(B) Reconciliation of amounts in Column F:

        Balance at beginning of period            $  9,878,090    $  9,444,928    $  8,865,810

        Add - Provision during the period              466,106         436,460         618,306

        Less - Depreciation on disposals               (59,413)         (3,298)        (39,188)
                                                  ------------    ------------    ------------

        Balance at end of period                  $ 10,284,783    $  9,878,090    $  9,444,928
                                                  ============    ============    ============

(C) The aggregate cost of real estate owned for
        federal income tax purposes               $ 22,459,024    $ 21,620,298    $ 21,214,890
                                                  ============    ============    ============


                                                                                      (Concluded)

                                              -32-